ARDEN INVESTMENT SERIES TRUST

MULTI-CLASS PLAN PURSUANT TO RULE 18f-3

UNDER THE INVESTMENT COMPANY ACT OF 1940

Arden Investment Series Trust (the “Trust”), under its Declaration of Trust (the “Declaration”), is authorized to issue multiple classes of shares of Arden Alternative Strategies II (“AAS II”) and Arden Variable Alternative Strategies Fund (“AVASF,” together with AAS II, the “Funds”), each a series of the Trust. This plan (the “Plan”), adopted in accordance with the requirements of Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), and approved by the Board of Trustees of the Trust (the “Board”), including a majority of those Trustees who are not interested persons of the Fund as defined in the 1940 Act (the “Independent Trustees”), with respect to the Trust, in the manner specified by such rule, documents certain of the preferences, limitations and relative rights of each class of shares of the Funds as follows.

The Plan, in accordance with Rule 18f-3 under the 1940 Act, (i) designates classes of shares of the Funds and (ii) sets forth the differences between the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Board, including a majority of the Independent Trustees, has determined that the Plan, including the allocation of expenses, is in the best interests of the Funds and each class of shares offered by the Funds.

SECTION 1. CLASS DESIGNATIONS.

(a)     Consistent with the Declaration and this Plan, AAS II and AVASF may issue Class A, C, R, I and W Shares and Class 1, 2 and 3 Shares, respectively.

(b)    Class A Shares shall be available to investors that meet such investment eligibility requirements as may be set forth in the prospectus of AAS II (the “AAS II Prospectus”) from time to time. Class A shares shall be offered at net asset value. Class A Shares shall have a front-end sales load up to the amount set forth in the Prospectus and shall have distribution and shareholder servicing fees, which will be paid pursuant to a Distribution and Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “Rule 12b-1 Plan”) as described in the AAS II Prospectus. Such distribution fees may be in amounts up to 0.25% per annum of the average daily net assets attributable to Class A Shares to pay (a) for services or expenses primarily intended to result in the sale of the Class A shares; and (b) others who render assistance in distributing, promoting or providing shareholder services to shareholders of the Class A shares of the Fund.

(c)     Class C Shares shall be available to investors that meet such investment eligibility requirements as may be set forth in the AAS II Prospectus from time to time. Class C shares shall be offered at net asset value per share. Class C Shares shall have no front-end sales load and no deferred sales charge. Class C Shares shall have distribution and shareholder servicing fees, which will be paid pursuant to the Rule 12b-1 Plan as described in the AAS II Prospectus. Such distribution and servicing fees may be in amounts up to 1.00% per annum of the average daily net assets attributable to Class C Shares to pay (a) for services or expenses primarily intended to result in the sale of the Class C shares; and (b) others who render assistance in distributing, promoting or providing shareholder services to shareholders of the Class C shares of the Fund.

(d)     Class R Shares shall be available to investors that meet such investment eligibility requirements as may be set forth in the AAS II Prospectus from time to time. Class R Shares shall have no sales load or deferred sales charge. Class R Shares shall have distribution and shareholder servicing fees, which will be paid pursuant to the Rule 12b-1 Plan as described in the AAS II Prospectus. Such distribution fees may be in amounts up to 0.50% per annum of the average daily net assets attributable to Class R Shares.

(e)     Class I Shares shall be available to investors that meet such investment eligibility requirements as may be set forth in the prospectus of the AAS II Prospectus from time to time. Class I shares shall be offered at the net asset value per share. Class I Shares shall have no sales load or deferred sales charge and shall not have distribution or shareholder servicing fees. Class I shares are subject to an investor and account servicing or “sub-transfer agency” fee (“Shareholder Servicing Fee”). The Shareholder Servicing Fee is paid to service agents of the Fund that maintain and administer omnibus accounts with the Fund and that have entered into service agreements with the Fund with respect to Class I Shares. Fees for these services are not expected to exceed [0.10]% of the Fund’s average daily net assets attributable to Class I Shares.

(f)     Class W Shares shall be available to investors that meet such investment eligibility requirements as may be set forth in the prospectus of the AAS II Prospectus from time to time. Class W Shares shall have no sales load or deferred sales charge. Class W Shares shall have distribution and shareholder servicing fees, which will be paid pursuant to the Rule 12b-1 Plan as described in the AAS II Prospectus. Such distribution fees may be in amounts up to 0.25% per annum of the average daily net assets attributable to Class W Shares.

(g)     Class 1 Shares shall be available to investors that meet such investment eligibility requirements as may be set forth in the prospectus of AVASF (the “AVASF Prospectus”) from time to time. Class 1 Shares shall have no sales load or deferred sales charge and shall not have distribution or shareholder servicing fees.

(h)     Class 2 Shares shall be available to investors that meet such investment eligibility requirements as may be set forth in the AVASF Prospectus from time to time. Class 2 Shares shall have no front-end sales load or deferred sales charge. Class 2 Shares shall have distribution and shareholder servicing fees, which will be paid pursuant to the Rule 12b-1 Plan as described in the AVASF Prospectus. Such distribution fees may be in amounts up to 0.25% per annum of the average daily net assets attributable to Class 2 Shares.

(i)     Class 3 Shares shall be available to investors that meet such investment eligibility requirements as may be set forth in the AVASF Prospectus from time to time. Class 3 Shares shall have no front-end sales load or deferred sales charge. Class 3 Shares shall have distribution and shareholder servicing fees, which will be paid pursuant to the Rule 12b-1 Plan as described in the AVASF Prospectus. Such distribution fees may be in amounts up to 0.13% per annum of the average daily net assets attributable to Class 3 Shares.

SECTION 2. VOTING.

Each class of shares of the Funds shall have the voting rights set out in the Declaration and the By-Laws of the Trust, as they may be amended from time to time.

Each Class of shares shall have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligation as the other class.

SECTION 3. OTHER EXPENSES.

The following “Class Expenses” may be allocated on a class-by-class basis: (i) distribution fees (as described in Section 1(b) above); (ii) investor and account servicing or “sub-transfer agency” and other record keeping costs; (iii) Securities and Exchange Commission and blue sky registration or qualification fees; (iv) Printing and postage expenses related to printing, preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class; (v) Audit or accounting fees or expenses relating solely to such class;(vi) the expenses of administrative personnel and services as required to support the shareholders of such class; (vii) litigation and other legal expenses relating solely to a specific Class; and (viii) any other fees and expenses of administration that are identified and approved by the Board as being attributable to a specific Class.

All expenses not now or hereafter designated as Class Expenses (“Fund Expenses”) will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

SECTION 4. OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS.

(a)    ALLOCATION OF PORTFOLIO EXPENSES. Income, realized and unrealized capital gains and losses, and expenses, other than expenses allocated to a particular class of a Fund, as described in Section 3 above, shall be allocated to each class of shares of the respective Fund based on the net asset value of that class in relation to the net asset value of the respective Fund, or on such other basis as the Board may, in its discretion, consider fair and equitable to each class of shares.

(b)    WAIVERS AND REIMBURSEMENTS. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by a Fund or any class of shares of a Fund to that person or to reimburse any or all expenses of a Fund or any class of shares of a Fund. However, waivers and reimbursements shall not be made in a manner that can be deemed to result in a “preferential dividend” for federal tax purposes.

SECTION 5. EXCHANGES. Class A, C, R, I, W, 1, 2 and 3 Shares may not be exchanged for shares of any other class or series.

SECTION 6. AMENDMENTS TO THE PLAN

The Plan may not be materially amended to change its provisions unless a majority of the Trustees of the Funds, including a majority of the Independent Trustees, shall find that the Plan, as proposed and including the expense allocations, is in the best interest of each Class individually and the Fund as a whole.

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